Exhibit 28(f)


                         PURCHASE AND SALE AGREEMENT


     THIS PURCHASE AND SALE AGREEMENT (the "Agreement") made as of September 2, 1994 by and between Mayflower Mortgage Corporation, a Michigan corporation doing business as "REPUBLIC BANCORP MORTGAGE INC." ("Purchaser"), and HOME FUNDING, INC., a New York corporation ("Seller").


                                  ARTICLE 1.

                          DEFINITIONS AND REFERENCES

     1.1. DEFINITIONS.

     Certain terms are defined elsewhere in this Agreement. Unless the context otherwise requires, for the purposes of this Agreement, the following terms have the respective meanings ascribed in this Article. Undertakings contained within definitions shall be regarded as covenants of the parties.

     "AGENCIES" means FHLMC and FNMA.

     "AGENCY APPROVALS" means the written approvals of FHLMC and FNMA to the transfer of the servicing rights from Seller to Purchaser in connection with Serviced Loans.

     "AGREEMENT" means this Purchase and Sale Agreement by and between Purchaser and Seller, including the Schedules and Exhibits hereto and all amendments hereof and thereof.

     "ARBITER" has the meaning set forth in Section 3.3(b) of this Agreement.

     "ASSUMED AGREEMENTS" has the meaning set forth in the attached Exhibit
2.1.

     "ASSUMED LEASES" has the meaning set forth in the attached Exhibit 2.1.

     "ASSUMED OBLIGATIONS" has the meaning set forth in Section 2.3(a).

     "BRIDGE NOTE" means that certain revolving promissory note dated July 22, 1994 and having a stated principal balance of $300,000 made by Seller and payable to the order of Purchaser. Neither the Bridge Note nor any term or provision of the Bridge Note shall obligate Purchaser to consummate the transactions contemplated by this Agreement.

     "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which banks in Detroit, Michigan are authorized or obligated by law to be closed.




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     "CLOSING" has the meaning set forth in Section 2.4(a) of this Agreement.

     "CLOSING DATE" has the meaning set forth in Section 2.4(a) of this Agreement.

     "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "CUSTODIAL ACCOUNT FUNDS" means the aggregate of all funds held by Seller in the Custodial Accounts, including any Mortgage Escrow Funds.

     "CUSTODIAL ACCOUNTS" means, with respect to any Serviced Loan, all P&I accounts and T&I accounts maintained in connection with such Serviced Loan (including any buy-down accounts, suspense accounts, lost drafts accounts and unapplied funds accounts), together with such other trust or escrow accounts as may be required by the applicable Servicing Agreement or Investor.

     "DOLLAR" OR "$" means the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

     "EMPLOYEE PLANS" has the meaning set forth in Section 4.12(a) of this Agreement.

     "EMPLOYMENT LOSS" has the meaning set forth in Section 4.12(f) of this Agreement.

     "ENVIRONMENTAL LAW" has the meaning set forth in Section 4.11 of this Agreement.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "EMPLOYMENT AGREEMENTS" means employment agreements between Purchaser, on the one hand, and each of Joseph A. Cilento and Kathleen Quinn, on the other hand. Each of said employment agreements shall be in form and substance acceptable to each of the parties thereto.

     "EXCLUDED ASSETS" has the meaning set forth in Section 2.2 of this Agreement.

     "FHA" means the Federal Home Administration.

     "FHLMC" means the Federal Home Loan Mortgage Corporation.

     "FIXED ASSETS" has the meaning set forth in the attached Exhibit 2.1.




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     "FNMA" means the Federal National Mortgage Association.

     "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "INVESTMENT LOANS" means those Mortgage Loans owned and retained by Seller which are not saleable in the usual and ordinary course of business of Seller consistent with its past practices.

     "INVESTOR" means a Private Investor or an Agency.

     "LOAN FILES" means all loan documentation, loan applications, credit and closing packages, custodial documents, escrow documents, and other documents (including, without limitation, records on computer tape or disk, microfilm, microfiche, or the equivalent) in the possession of Seller and relating to the Serviced Loans or necessary for the prudent servicing of a Serviced Loan, in each case as required by any Investor or PMI and their guidelines, requirements, procedures, rules and regulations.

     "MORTGAGE" means a mortgage, deed or trust, security deed, trust deed or other real estate security instrument securing a promissory note and creating a lien on the real estate securing the note, which instrument is customarily used for such purpose in the jurisdiction where the real estate is located.

     "MORTGAGE ESCROW FUNDS" means, with respect to any Serviced Loan, the amounts constituting T&I.

     "MORTGAGE LOANS" means mortgage loans evidenced by a Mortgage Note and secured by a Mortgage on a one- to four-family residence.

     "MORTGAGE NOTE" means the written promise to pay a sum of money to a stated interest rate during a specified term.

     "MORTGAGE ORIGINATION NETWORK" has the meaning set forth in the attached Exhibit 2.1.

     "NET WORTH" shall mean the net worth of the entity referred to in accordance with generally accepted accounting principles consistently applied.

     "P&I" means principal and interest paid in account of a Mortgage Loan.

     "PIPELINE" means, with respect to any date of determination, all rights and obligations with respect to the applications for Mortgage Loans that are listed on the attached Exhibit 1.1 as then amended. Purchaser and Seller each covenant and agree that at the close of business on each Monday following the date of this Agreement, commencing with the first Monday following the date of this Agreement, and at the close of business on the Closing Date,



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Purchaser and Seller shall amend Exhibit 1.1 so as to (i) add thereto all applications for Mortgage Loans previously listed on Exhibit 1.1, and (ii) remove therefrom all applications for Mortgage Loans listed thereon that have been funded, terminated or abandoned prior to or on the date of such amendment.

     "PIPELINE ADJUSTMENT" has the meaning set forth in Section 3.3 of this Agreement.

     "PIPELINE COMMITMENTS" has the meaning set forth in Section 3.3 of this Agreement.

     "PIPELINE LOANS" means all Mortgage Loans originated pursuant to the Pipeline from and after the Closing Date.

     "PMI" means a primary private mortgage guaranty insurance policy or a private mortgage guaranty insurer, as the context may require.

     "PREPAID EXPENSES" has the meaning set forth in the attached Exhibit 2.1.

     "PRIVATE INVESTOR" means an owner or holder of Mortgage Loans, other than the Agencies, which is a party to a Servicing Agreement with Seller relating to such Mortgage Loans.

     "PRIVATE INVESTOR CONSENT" means the written consent of a Private Investor to the transfer by Seller to Purchaser of the servicing rights to Mortgage Loans owned or held by that Private Investor, which consent does not reduce or limit the rights or compensation of the servicer under the applicable Service Agreement.

     "PURCHASE COMMITMENTS" means the commitment by Investors to acquire Mortgage Loans.

     "PURCHASE PRICE" has the meaning set forth in Section 3.1 of this Agreement.

     "PURCHASED ASSETS" has the meaning set forth in Section 2.1 of this Agreement.

     "PURCHASER FINANCIAL STATEMENTS" has the meaning set forth in Section 5.5 of this Agreement.

     "REO PROPERTY" means real estate property obtained by Seller in its name or on behalf of Investors in connection with foreclosure proceedings or deed in lieu of foreclosure proceedings on certain Mortgage Loans.

     "REPUBLIC MORTGAGE BANKING OPERATION" means the mortgage banking activities and operations (which activities and operations are expected to include originating, producing, selling, marketing and servicing residential mortgage loans on one- to four-family



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residences) conducted by or on behalf of Purchaser in the States of New York,
Connecticut and Massachusetts (i) by Seller using the Purchased Assets up to the Closing Date and (ii) by all or some of the Retained Employees using the Purchased Assets as a division of Purchaser, following the Closing Date. Seller (x) understands that Purchaser has other mortgage banking activities and operations (which activities and operations include originating, producing, selling, marketing and servicing residential mortgage loans on one- to four-family residences) in addition to those to be conducted by all or some of the Retained Employees using the Purchased Assets and (y) agrees that such other mortgage banking activities and operations shall neither be a part of nor be deemed a part of the Republic Mortgage Banking Operation for purposes of this Agreement, notwithstanding the fact that such may be operated in the States of New York, Connecticut and Massachusetts.

     "RETAINED EMPLOYEES" has the meaning set forth in Section 6.4(a) of this Agreement.

     "RETAINED OBLIGATIONS" has the meaning set forth in Section 2.3(b) of this Agreement.

     "SELLER FINANCIAL STATEMENTS" means the financial statements of Seller described in Section 4.4(a) of this Agreement.

     "SERVICED LOANS" means the Mortgage Loans which are subject to a Servicing Agreement and the Warehouse Loans.

     "SERVICING AGREEMENT" means an (i) agreement between Seller and an Investor under which Seller services Mortgage Loans, and (ii) any agreement pursuant to which Seller subservices Mortgage Loans.

     "T&I" means all (i) escrows, impounds and custodial payments deposited pursuant to a Mortgage Loan for (A) payment of real estate or other taxes, hazard, floor or other insurance premiums, ground rents and assessments, (B) insured loss payments, and (C) monies held in connection with "buy-down" loans and (ii) any other payments required to be escrowed by the related mortgagor with the mortgagee pursuant to the related Mortgage or any other related document.

     "THRESHOLD AMOUNT" means $182,000 from and after June 1, 1994 to the Closing Date.

          1.2. REFERENCES.

          (a) Words used herein denoting the singular include the plural and vice versa, and pronouns of whatever gender will be deemed to include and designate and masculine, feminine or neuter gender. When used herein, unless the context otherwise clearly requires, the words "or" and "including" will not be construed to be a limitation or exclusive but will be construed to be inclusive.




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          (b) Unless the context otherwise requires, references to Article,
Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of or to this Agreement. Article and Section headings are for ease of reference only and will not affect the construction of this Agreement.

          (c) All references herein to any agreement or other instrument will be deemed to be references to such agreement or other instrument as amended from time to time.


                                  ARTICLE 2.

                    PURCHASE AND SALE OF PURCHASED ASSETS;
                      ASSUMPTION OF OBLIGATIONS; CLOSING

     2.1. PURCHASE AND SALE OF PURCHASED ASSETS. Upon the terms and subject to the conditions hereof and in reliance upon the agreements, representations and warranties contained herein, at the Closing, Seller will sell, assign, transfer, convey and deliver to Purchaser, and Purchaser will purchase, acquire and accept from Seller, all right, title, interest and benefit in and to each asset, and all of the assets of Seller (including, without limitation, each asset, and all of the assets, of Seller described on the attached Exhibit 2.1) existing as of the Closing Date other than the Excluded Assets (the "Purchased Assets").

     Notwithstanding the foregoing, nothing contained in this Agreement will be construed as an attempt to assign any Servicing Agreement, contract or other instrument which is not assignable without the consent of the other party or parties thereto until such consent is given; provided, however, that in the event that the requisite Agency Approval or Private Investor Consent to the transfer of any Servicing Agreement is not received as of the Closing Date, Purchaser will subservice the Mortgage Loans subject to such Servicing Agreement on behalf of Seller, at Purchaser's expense, and will be entitled to all benefits and all servicing compensation payable thereunder to Seller, and
(ii) that if and when such requisite consent is obtained, all Seller's right, title, interest and benefit in and to such Servicing Agreement, the related Loan Files and all other related rights and benefits will be deemed to have been automatically transferred and assigned to Purchaser in the same manner as if sold and assigned on the Closing Date.

     2.2. EXCLUDED ASSETS. The assets of Seller described on the attached
Exhibit 2.2 (the "Excluded Assets") are not included in the Purchased Assets, are not being purchased by or sold to Purchaser, and will be retained by Seller.




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     2.3. ASSUMPTION OF OBLIGATIONS.

          (A) ASSUMED OBLIGATIONS. In consideration of the sale, conveyance, transfer and delivery of the Purchased Assets, and upon the terms and subject to the conditions of this Agreement, Purchaser hereby agrees to pay, perform and discharge when due, and fully assume, effective as of the Closing Date,
(i) the liabilities, responsibilities and obligations of Seller accruing and relating to periods, events and circumstances after the Closing Date pertaining to any Purchased Asset, including the Assumed Leases and the Assumed Agreements, and (ii) the liabilities, responsibilities, obligations, claims and debts described on the attached Exhibit 2.3 (collectively, the "Assumed Obligations").

          (B) RETAINED OBLIGATIONS. All obligations, responsi- bilities and liabilities of Seller which are not specifically assumed by Purchaser pursuant to Section 2.3(a) will not be included in the Assumed Obligations but will be retained by Seller (the "Retained Obligations").

     2.4. PROCEDURES FOR CLOSING.

          (A) TIME OF CLOSING. The consummation of the purchase and sale contemplated by this Agreement (the "Closing") will take place at the offices of Golenbock, Eiseman, Assor & Bell located at 437 Madison Avenue, New York, New York, at 10:00 a.m. New York time, on the first Business Day after the conditions specified in Article 7 have been fulfilled, or at such other place, time or date as Purchaser and Seller mutually agree (the "Closing Date").

          (B) DELIVERIES.

              (i) At the Closing, Seller will deliver to Purchaser:

                  (A) bills of sale, deeds, assignments and other documents, in such form as Purchaser may reasonably request, necessary to convey to Purchaser such title to the Purchased Assets as is warranted by Seller herein;

                  (B) a certificate in the form of the attached
Exhibit 2.4(b)(i)(B) dated the Closing Date and executed by the President and Assistant Secretary of Seller;

                  (C) certified copies of resolutions of the Board of Directors of Seller and, if necessary, shareholders authorizing Seller to execute and perform this Agreement;

                  (D) the sum to be transferred and delivered to Purchaser as provided in Section 2.4(c) of this Agreement;

                  (E) all books and records pertaining to the Purchased Assets;




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                  (F) estoppel letters in the form of Exhibit 2.4(b)(i)(F)
dated the Closing Date and executed by authorized agents of each of the persons and entities identified as lessors or sublessors in the leases in the attached
Schedule 4.2;

                  (G) the amendments to the attached Exhibit 1.1 contemplated by this Agreement executed by the President and Assistant Secretary of Seller; and

                  (H) custody of the Loan Files, which will contain copies (on paper, microfilm or microfiche) of all documents reasonably necessary to service the Serviced Loans in accordance with the Servicing Agreements and accepted mortgage banking industry standards;

                  (I) copies of the Agency Approvals and, to the extent obtained by Seller, the Private Investor Consents relating to the Servicing Agreements assigned hereunder;

                  (J) a consent, executed by two officers of Seller, authorizing Purchaser to use Seller's name ("Home Funding, Inc."); and

                  (K) all such other documents, instruments and papers as are appropriate for the consummation of the transactions contemplated by this Agreement and as Purchaser may reasonably request.

             (ii) At the Closing, Purchaser will deliver to Seller:

                  (A) instruments of assumption, in such form as Seller may reasonably request, with respect to the Assumed Obligations;

                  (B) a certificate in the form of the attached
Exhibit 2.4(b)(ii)(B) dated the Closing Date and executed by the President and an Assistant Secretary of Purchaser;

                  (C) the consideration payable at Closing by Purchaser in the manner provided in Section 3.2;

                  (D) the amendments to the attached Exhibit 1.1 contemplated by this Agreement executed by the President and an Assistant Secretary of Seller; and

                  (E) all such other documents, instruments and papers as are appropriate for the consummation of the transactions contemplated by this Agreement and as Seller may reasonably request.

          (C) CUSTODIAL ACCOUNTS. At the Closing, Purchaser shall be entitled to, and Seller shall deliver to Purchaser by wire transfer of immediately available funds, an amount equal to the



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Custodial Account Funds or otherwise transfer fully and completely custody of the Custodial Account Funds. After the date the Custodial Account Funds are delivered to Purchaser, Purchaser shall (i) be liable for any interest on the Mortgage Escrow Funds included in such Custodial Account Funds that is payable to the payors of such Mortgage Escrow Funds, and (ii) pay such interest, and hold such Mortgage Escrow Funds, in accordance with applicable law and agreements pertaining thereto.


                                  ARTICLE 3.

                  CALCULATION AND PAYMENT OF PURCHASE PRICE

     3.1. CALCULATION OF PURCHASE PRICE. Subject to the adjustments contemplated by Section 3.4 of this Agreement, the purchase price for the Purchased Assets will equal the sum of the amounts specified in subparagraphs
(a) and (b) of this Section 3.1 (the "Purchase Price").

          (a) $2,500,000, (i) less an amount equal to the principal balance, if any, on the Closing Date of Seller's deposit with NatWest Bank, provided such deposit balance is retained by Seller as an Excluded Asset and appears on the attached Exhibit 2.2 as such or as amended to so provide; (ii) less a sum equal to the aggregate purchase price amount which Republic Bancorp Mortgage Inc. has paid and is paying to Home Funding, Inc. under an agreement dated July 22, 1994 relating to the purchase by Republic Bancorp Mortgage Inc. of mortgage servicing rights from Home Funding, Inc. provided such purchase price amount is retained by Seller as an Excluded Asset and appears on the attached
Exhibit 2.2 as such or as amended to so provide; (iii) plus an amount which is the difference between $300,000 and the balance owing on the Bridge Note on the Closing Date, provided such reduction on the balance owing on the Closing Date results from, and solely from, Purchaser's set-off of monies which Purchaser owes Seller under the Service Purchase Contract described in Section
7.1 of this Agreement; and (iv) plus or minus an amount equal to the Pipeline Adjustment.

          (b) The amount, if any, payable to Seller regarding earn-out pursuant to the attached Exhibit 3.1(b).

     3.2. PAYMENT OF PURCHASE PRICE. The Purchase Price will be payable as follows:

          (a) An amount in Dollars equal to the sum payable pursuant to
Section 3.1(a) of this Agreement shall be paid by Purchaser to Seller at the Closing by wire transfer of immediately available funds.

          (b) An amount in Dollars equal to the amount, if any, payable by Purchaser to Seller pursuant to Section 3.1(b) of this Agreement shall be paid to Seller by wire transfer of immediately



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available funds at the time provided in the attached
Exhibit 3.1(b).

     3.3. PIPELINE ADJUSTMENT. (a) As soon as practicable but in any event within five Business Days after the Closing Date, Purchaser and Seller will use commercially reasonable efforts to determine and agree (i) which mortgage loan purchase commitments existing as of the Closing Date, and providing for the sale of mortgage loans by Seller to investors, relate to the Pipeline (the "Pipeline Commitments"), and (ii) based upon the Pipeline, the Pipeline Commitments, prevailing interest rates and the market for mortgage loans, all as of the Closing Date (the "Pipeline Loans"), in the ordinary course of business consistent with Seller's past practices and pursuant to the Pipeline Commitments to the extent applicable, would be expected to result in an aggregate sale price (net of any adjustment for accrued interest) greater or less than the principal amount of the Pipeline Loans outstanding at the time of sale and, if so, the amount of such excess or deficiency (the "Pipeline Adjustment"). If the Pipeline Adjustment reflects an excess, the Pipeline Adjustment will be a positive number. If the Pipeline Adjustment reflects a deficiency, the Pipeline Adjustment will be a negative number.

          (b) If Purchaser and Seller are unable to agree upon the Pipeline Commitments and the amount of the Pipeline Adjustment within such five Business Days, Purchaser will request Ernst & Young or, if Ernst & Young is unable or declines such request, then such other independent accounting or other firm as is determined by Seller with the consent of Purchaser, which consent will not be unreasonably withheld (the firm so selected being hereinafter referred to as the "Arbiter"), to determine all items in dispute and to deliver to Purchaser and Seller as soon as practical a report setting forth the resolution of such items in dispute and setting forth the Pipeline Commitments and the amount of the Pipeline Adjustment. Purchaser and Seller will each use commercially reasonable efforts to cause the Arbiter to so deliver such report within 15 Business Days after employment of the Arbiter. In resolving such disputes the Arbiter will employ such procedures as it, in its sole discretion, deems necessary or appropriate in the circumstances. Upon receipt by Purchaser and Seller of such report of the Arbiter the Pipeline Commitments and the amount of the Pipeline Adjustment as set forth therein will be deemed to be finally determined for purposes of this Agreement.

          (c) Seller will pay such portion of the fees and expenses of the Arbiter as is equal to the amount, in Dollars, derived from the formula that follows:

                            A = (F) x (1 - (R/D))

              where A = the portion of the fees and expenses of
                      the Arbiter to be paid by Seller;




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                F =   the aggregate amount, in Dollars, of the
                      fees and expenses of the Arbiter;

                R = the aggregate amount, in Dollars, of all disputed items resolved in favor of Seller; and

                D = the aggregate amount, in Dollars, of all disputed items.

If R is equal to or less than zero, then the quotient of (R/D) shall be deemed to be zero.

The balance of the fees and expenses of the Arbiter will be paid by Purchaser.

          (d) Notwithstanding anything to the contrary in this Agreement, Seller and Purchaser agree to the treatment of certain fees and expenses as follows: (i) "application fees" paid or payable by a borrower in respect of a Pipeline Loan prior to its funding (i.e., limited to those fees intended to compensate a lender for expenses in reviewing and approving a Mortgage Loan application) will be deemed earned at the time an application for such Pipeline Loan is accepted; (ii) all other fees paid or payable by a borrower in respect of a Pipeline Loan subject to this Agreement at anytime through the initial funding of such Pipeline Loan, whether referred to as "origination fees," "commitment fees" or otherwise, will be deemed earned at the time such Pipeline Loan is funded; and (iii) servicing fees, late charges and all other fees and expenses in respect of a Pipeline Loan paid or payable at any time after the initial funding will be deemed earned only when and if collected, except that Seller will be entitled to receive from Purchaser all advances made by Seller prior to the Closing Date on Serviced Loans which advances are collected by Purchaser to the extent not otherwise reimbursed to Seller. Seller, on the one hand, and Purchaser, on the other hand, each agree that should either of them receive or collect any fees, charges or expenses in respect of a Pipeline Loan or Serviced Loan which, pursuant to the foregoing provisions, are deemed earned at a time the other held title to such loan, or the servicing rights thereto, it shall immediately remit the amount owing to the other. Subject to the foregoing, (x) for any Serviced Loan subject to this Agreement that is funded on or prior to the Closing Date, Seller will be responsible for paying or causing to be paid all costs, expenses and fees relating thereto, including all costs and expenses for recording the related Mortgage or of appraisals, surveys, title and mortgage insurance premiums and all salaries, bonuses and commissions to brokers and originators; and (y) for any Pipeline Loan subject to this Agreement that is funded after the Closing Date, Purchaser will be responsible for paying or causing to be paid all such costs, expenses and fees relating thereto, except for credit report and appraisal fees for which Seller has previously collected money (for which exceptions Seller will be responsible).




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     3.4. ALLOCATION OF PURCHASE PRICE. The Purchase Price will be allocated among the Purchased Assets pursuant to Section 1060 of the Code in accordance with Exhibit 3.4 hereto. Seller and Purchaser agree to report the sale of the Purchased Assets to Purchaser for federal income tax purposes on Form 8594 in substantially the manner reflected on said Exhibit 3.4, subject only to any adjustments to the Purchase Price contemplated by this Article 3, and to file all other applicable tax returns and forms to reflect such allocation of the Purchase Price. At the time of execution of this Agreement said Exhibit 3.4 was not completed. Purchaser and Seller agree to complete said Exhibit 3.4 on or before the Closing Date and to amend this Agreement so as to include said
Exhibit 3.4 as so completed.


                                  ARTICLE 4.

                   REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Purchaser as follows, as of the date of this Agreement and as of the Cut-off Date:

     4.1. ORGANIZATION AND QUALIFICATION OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Except as set forth in the attached Schedule 4.1, Seller is duly qualified and authorized, and has obtained all necessary approvals or exemptions, to do business in those states where the nature of the activities conducted by Seller or the character of the properties owned, leased or operated by Seller require such qualification and where failure so to qualify would individually or in the aggregate have a material adverse effect on the business, operations, assets or financial condition of Seller. The copies of the articles of incorporation and by-laws of Seller which have been previously delivered to Purchaser (designated for purposes of this Agreement as a part of Schedule 4.1) are true and complete.

     4.2. AUTHORITY RELATIVE TO AGREEMENT. Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Except as set forth in the attached Schedule 4.2, the execution and delivery of this Agreement by Seller and the consummation by it of the transactions contemplated hereby (a) have been duly authorized by all necessary corporate action, (b) do not otherwise require the consent, waiver, approval, license or authorization of, or filing or registration with or notification to, any person, entity or Governmental Authority (other than those which have been made or obtained), (c) do not violate any provision of law applicable to Seller, or the articles of association or by-laws of Seller, and (d) do not, with or without the giving of notice or the passage of time, conflict with or result in a breach or termination of any provision of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the Purchased Assets of Seller pursuant to, any mortgage, deed of



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trust, indenture or other material agreement or instrument, or any law or other restriction of any kind or character, to which Seller is a party or by which Seller or any of the Purchased Assets may be bound. This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller.

     4.3. PURCHASED ASSETS. Except for those Purchased Assets leased by Seller and except as set forth in the attached Schedule 4.3, Seller has good and marketable title to the Purchased Assets free of liens of any kind or character, except as provided below (other than the Custodial Accounts and Loan Files), is custodian of the Custodial Accounts and Loan Files, has the sole right and authority to transfer the Purchased Assets as contemplated hereby, and is not contractually obligated to sell the Purchased Assets to any other party. Except as set forth in the attached Schedule 4.3, the transfer, assignment and delivery of the Purchased Assets in accordance with the terms and conditions of this Agreement will vest in Purchaser the right, title and interest in and to the Purchased Assets, free and clear of any and all claims, charges, defenses, offsets and encumbrances of any kind or nature excepting, however, those Permitted Liens as set forth in the attached Schedule 4.3 entitled "Permitted Liens". With respect to all Assumed Leases and Assumed Agreements, (a) Seller has complied in all material respects with and, to the best knowledge of Seller after due inquiry, there is no material default under any such lease or agreement, (b) such leases and agreements are in full force and effect and are valid and binding obligations of the parties thereto, and
(c) upon the Closing Date, Seller shall have paid, performed and satisfied all its material obligations under such leases and agreements to have been paid performed or satisfied on or before such date. Each application for a Mortgage Loan listed on the attached Exhibit 1.1 is for a Mortgage Loan which upon origination would be saleable to an Investor in the usual and ordinary course of business of Seller consistent with its past practices.

     4.4. FINANCIAL STATEMENTS. The balance sheets of Seller as of December 31, 1993, 1992 and 1991 and the related statements of operations, stockholder's equity and cash flows for the years then ended, including the notes thereto, audited by independent certified public accountants as reflected therein (collectively, the "Seller Financial Statements"), true and complete copies of such financial statements having been previously delivered to Purchaser (designated for purposes of this Agreement as Schedule 4.4(a)(i)), present fairly, in all material respects, the financial position of Seller at December 31, 1993, 1992 and 1991 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles (except as otherwise reported in the notes thereto). The unaudited balance sheets of Seller as of the end of each calendar month beginning January, 1994 and ending on the Closing Date and the related unaudited monthly operating statements of Seller for the calendar months beginning January, 1994 and ending on the Closing Date, true and complete copies of all such unaudited financial statements having been previously delivered to Purchaser or to be delivered to Purchaser (designated for purposes of this Agreement as Schedule 4.4(a)(ii)), present fairly, in all material respects, the financial position of Seller at the dates of such statements and the results of its operations for such monthly periods.

     4.5. ABSENCE OF CERTAIN CHANGES. Except as set forth in the attached
Schedule 4.5 or as otherwise contemplated by this Agreement, since December 31, 1993 (a) Seller has conducted its business only in the ordinary and usual course consistent with past practices and (b) there has not been any material adverse change in the condition (financial or otherwise), results of operations, assets, properties, business or operations of Seller or the Purchased Assets except those changes which relate to the mortgage banking industry generally.

     4.6. PERMITS, AUTHORIZATIONS, ETC. Seller possesses, and is current and in good standing under, all approvals, authorizations, consents, licenses, orders and other permits of FNMA, FHLMC, and all other Governmental Authorities required to permit the operation of the business of Seller as presently conducted, except approvals, authorizations, consents, licenses, orders and other permits which are set forth in the attached Schedule 4.6 or the failure of which to possess would not have a material adverse effect on Seller or the Purchased Assets.

     4.7. COMPLIANCE WITH APPLICABLE LAW. Seller is, in the conduct of its business, in material compliance with all laws, statutes, ordinances and regulations applicable to it, the enforcement of which, if the Seller were not in material compliance, would have a material adverse effect on Seller or the Purchased Assets.

     4.8. LITIGATION. Except as set forth in the attached Schedule 4.8, there is no action, suit, arbitration or other proceeding pending or, to the best knowledge of Seller, threatened against Seller that would individually or in the aggregate, if decided adversely to Seller, have a material adverse effect on Seller or the Purchased Assets or that seeks to prevent or impair the consummation of the transactions contemplated hereby.

     4.9. BROKERS AND FINDERS. Seller has engaged Capital Research Partners in connection with the transactions contemplated by this Agreement and has agreed to pay that firm's fees for its services. Except for said engagement, Seller has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Seller, in connection with this Agreement or the transactions contemplated hereby.

     4.10. ENVIRONMENTAL MATTERS. Seller has not taken any action with respect to the property subject to the Assumed Leases, the

Pipeline, other real estate owned, or the Serviced Loans (the "subject property") which would be a violation in any material respect of any Environmental Law applicable to the subject property. Seller does not have any knowledge (although no specific program of inquiry has been undertaken) of any non-compliance with or violation of any Environmental Law affecting any of the subject property. For purposes of this Agreement, the term "Environmental Law" means and includes, without limitation, any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any governmental authority now or hereafter existing pertaining to health or to the environment, and relating to such properties, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Federal Water Pollution Control Act Amendments, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Hazardous Materials Transportation Act of 1975, as amended, the Safe Drinking Water Act, as amended, and the Toxic Substances Control Act, as amended.

     4.11. EMPLOYEES. (a) Attached to this Agreement as Schedule 4.11 is a true and complete list of (i) all effective written employment agreements with current employees of Seller, (ii) all union or collective bargaining agreements covering employees of Seller, (iii) each employee bonus, retirement, pension, profit-sharing, stock option, stock appreciation, stock purchase, incentive, deferred compensation, hospitalization, medical, dental, vision, life and other health and disability (whether provided by insurance or otherwise), severance, termination, vacation, sick leave and any other plan, program, policy or payroll practice providing employee benefits, in each instance maintained by Seller or to which Seller contributes and under which any person presently employed by Seller participates ("Employee Plans"), and
(iv) all current employees of Seller, together with the title or job classification of each such employee, the employee's date of hire and the employee's current annual rate of base salary or wages.

          (b) Except as set forth in the attached Schedule 4.11: (i) there is no unfair labor practice complaint against Seller pending before the National Labor Relations Board; (ii) there is no labor strike, slowdown or stoppage actually pending or, to Seller's knowledge, threatened against Seller; (iii) no representation petition respecting the employees of Seller has been filed with the National Labor Relations Board to Seller's knowledge; (iv) Seller has not experienced any primary work stoppage or any attempt to unionize involving its employees; (v) no labor union represents or, to Seller's knowledge, purports to represent the employees or any employee of Seller; (vi) Seller is in substantial compliance with all laws and governmental regulations relating to the employment of labor, including any provisions thereof relating to wages, hours and the payment of employment taxes; and (vii) there are no complaints by or on behalf of current or former employees of Seller or a class of current or former employees of Seller pending before any federal, state, or local government agency, and there are no suits pending or, to Seller's best knowledge, threatened, by current or former employees of Seller, which complaints or suits allege nonpayment of wages or benefits or discrimination or wrongful termination of employment on account of sex, race, age, color, national origin, handicap, marital status, height or weight.

          (c) Seller is not now, nor has it ever been, a party to, or obligated to contribute to, (i) a multi-employer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA, or (ii) a multiple employer plan covered under Section 413(C) of the Code. The sale contemplated by this Agreement shall not cause Seller or any affiliate of Seller to have any withdrawal liability (either as a contributory employer or as a member of a controlled group which includes a contributing employer) to any multiemployer plan or to any multiple employer plan.

          (d) There has been no failure to comply with the health care coverage continuation requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA by Seller that has resulted in or could result in the imposition on Seller of a material liability, penalties or sanctions.

          (e) No retiree welfare benefits are currently payable, or will be payable, to any employee under any employee welfare benefit plan, as defined in Section 3(1) of ERISA, maintained by Seller.

          (f) If any employee of Seller suffers or may be deemed to have suffered an "employment loss," as defined in 29 U.S.C. Section 2101(a)(6) ("Employment Loss") as a result of the transactions contemplated by this Agreement, or if Purchaser takes any action after the Closing Date which independently or in conjunction with any Employment Loss occurring within the 90 day period prior to the Closing Date could be construed as a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101- 2109, Seller will be solely responsible for providing any notices required by said Act and for making payments, if any, and paying all penalties and costs which may result from any failure to provide such notice.

     4.12. SERVICED LOANS. Attached to this Agreement as Schedule 4.12 is a true and complete list of each Investor with whom Seller has a Servicing Agreement, listing, for each Investor, its name and the aggregate principal amount and number of Serviced Loans subject to such Servicing Agreement.

     4.13. ORIGINATION COMPLIANCE. Except as set forth in the attached
Schedule 4.13, each Serviced Loan has been properly originated and funded, and each application included in the Pipeline was taken, in accordance with all applicable laws, rules and regulations and applicable guidelines, procedures, rules and regulations of PMI, FNMA, FHLMC, other Investors or state banking authorities, as applicable, except for any defects that are capable of being corrected at a cost or expense not to exceed in the aggregate $10,000. Except as set forth in the attached Schedule 4.13, each Serviced Loan (a) is evidenced by an enforceable Mortgage Note and is subject to no defense, offset or counterclaim, (b) complies with all applicable requirements and regulations of any governmental or regulatory official, body or authority and the procedures, guidelines, rules, regulations and requirements of FNMA, FHLMC and any applicable PMI, and (c) is secured by a duly recorded and enforceable first Mortgage duly recorded where recordation is necessary to establish the priority thereof, except for any defects that are capable of being corrected at a cost or expense not to exceed in the aggregate $10,000. The full original principal amount of each Serviced Loan has been advanced to the mortgagor.

     4.14. OWNERSHIP OF SERVICING RIGHTS. Except as set forth in the attached
Schedule 4.14, Seller owns the entire right, title and interest in and to the servicing of each Serviced Loan and the sole right to service such Serviced Loans, free and clear of all liens, security interests, pledges, adverse claims or charges.

     4.15. SERVICING. All information in each Loan File is complete and accurate in all material respects, and all monies received with respect to each Serviced Loan have been properly accounted for and applied. Except as set forth in the attached Schedule 4.15, Seller has not received notice of servicing improprieties with respect to Serviced Loans any of which individually or in the aggregate are material and each Serviced Loan serviced by Seller has been serviced and accounted for in accordance with standard industry practices and in accordance with applicable Investor requirements. To the extent that applicable law in any jurisdiction or FNMA, FHLMC or PMI requires the payment of interest on Mortgage Escrow Funds by Seller with respect to any particular Serviced Loan, all such interest has been properly paid to the extent so required to have been paid. Prior to the Closing, Seller will have conducted an escrow analysis (a) for each fixed rate Serviced Loan within the twelve month period, and (b) for each adjustable rate Serviced Loan within the eighteen month period, immediately preceding the Closing Date and the Loan Files will have been adjusted to reflect the results of such escrow analysis. Prior to the Closing, Seller will have timely delivered notification to the mortgagor under each Serviced Loan of any payment adjustments resulting from such escrow analysis. Prior to the Closing, Seller will have completed an audit of all Serviced Loans with adjustable rates, and such Serviced Loans will have been adjusted to reflect the results of such audit. All amounts payable in respect of a Mortgage Note, Mortgage or the property covered by a Serviced Loan which Seller is responsible for paying, directly or on behalf of a mortgagor, have been paid when due and payable. The files delivered to the document custodian with respect to each Serviced Loan will contain upon the Closing Date all items required by applicable FNMA or FHLMC and other Investors guidelines, procedures, requirements and regulations to be in material compliance with same. All pools of Mortgage Loans formed by Seller are in compliance with all applicable investor requirements, procedures, rules, regulations and guidelines. The principal balances outstanding and owing on the Serviced Loans in each such pool equal or exceed the amounts owing to the security holders of each such pool. Except as set forth in the attached
Schedule 4.15, the servicing on all Serviced Loans are non-recourse to Seller.

     4.16. VALIDITY OF SERVICING AGREEMENTS. Each of the Servicing Agreements is valid, binding and enforceable. Seller has no knowledge or notice of any material default by other parties under any Servicing Agreement. No material default of Seller exists under any Servicing Agreement, including any default arising with notice or lapse of time.

     4.17. CASUALTY INSURANCE. With respect to Serviced Loans, there are no material uninsured casualty losses to the mortgaged premises and no casualty losses to the mortgaged premises where coinsurance has been, or Seller has reason to believe will be, claimed by the insurance company or where the loss, exclusive of contents, is greater than the net recovery from the insurance carrier. No casualty insurance proceeds administered by Seller have been used to reduce Serviced Loan balances or for any other purposes except to make repairs to mortgaged premises. All damage with respect to which casualty insurance proceeds have been received by or through Seller has been repaired or is in the process of being repaired to the extent of such proceeds. With respect to Serviced loans, Seller has no knowledge of material damage to the mortgaged property from fire, windstorm, other casualty or any other circumstances or conditions that would cause any Mortgage to become delinquent or adversely affect the value or marketability of any Mortgage. Seller has not received notice that any property subject to a Serviced Loan has been or will be condemned.

     4.18. COMPLIANCE WITH MORTGAGE LAWS. Except as set forth in the attached
Schedule 4.18, each Serviced Loan was made in compliance with all laws, rules and regulations pertaining thereto, including all applicable federal or state laws, rules or regulations governing consumer credit and truth-in-lending. Deviations from the foregoing which are not material are excepted. Each Serviced Loan meets or is exempt from applicable state or federal laws, regulations and other requirements pertaining to usury and no Serviced Loan is usurious.

     4.19. HAZARD INSURANCE. There is in force with respect to each property securing a Serviced Loan a hazard insurance policy that complies with applicable Investor requirements. If required by the Flood Disaster Protection Act of 1973, each such property is covered by a flood insurance policy in an amount not less than the lesser of (a) the outstanding principal balance of the applicable Serviced Loan and (b) the maximum amount of insurance that is available under that act.

     4.20. TITLE AND MORTGAGE INSURANCE. Except as set forth in the attached
Schedule 4.20, there is currently in force with respect to each Serviced Loan a valid title insurance policy (where such policies are customarily required) evidencing that the Mortgage for each Serviced Loan is a valid first lien upon the mortgaged property, subject only to the lien for taxes and assessments not delinquent at the date of the recording of the Mortgage and other usual and customary exceptions and insuring Seller or the Investor in the amount of the original principal amount of the Serviced Loan. The renewal mortgage insurance premium, if applicable, with respect to each Serviced Loan has been paid. Nothing has been done or omitted by Seller, the effect of which act or omission would be to invalidate any contract of insurance or guaranty with a PMI insuring or guaranteeing a Serviced Loan. Seller has received no notice from any PMI disclaiming liability on the insurance or guaranty of any Serviced Loan.

     4.21. REO PROPERTY. The attached Schedule 4.21 is a true and complete list of all REO Property. All title, hazard and other insurance claims and mortgage guaranty claims with respect to such REO Property have been timely filed and Seller has received no notice of denial of any such claim. Except as set forth in the attached Schedule 4.21, no legal proceeding is pending concerning any such REO Property or any servicing activity or omission to provide a servicing activity with respect to any such REO Property.

     4.22. DISCLOSURE. None of the representations made to Purchaser pursuant to this Agreement nor any of the information in the Schedules or Exhibits delivered to Purchaser pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact requirement to make the statements herein or therein not misleading in any material respect.


                                  ARTICLE 5.

                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Seller as follows:

     5.1. ORGANIZATION OF PURCHASER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. The copies of the articles of incorporation and by-laws of Purchaser which have been previously delivered to Seller (designated for purposes of this Agreement as Schedule 5.1) are true and complete.

     5.2. AUTHORITY RELATIVE TO AGREEMENT. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Except as set forth in the attached
Schedule 5.2, the execution and delivery of this Agreement by Purchaser and the consummation by it of the transactions contemplated hereby (a) have been duly authorized by all necessary corporate action, (b) do not otherwise require the consent, waiver, approval, license or authorization of, or filing or registration with or notification to, any person, entity or Governmental Authority (other than those which have been made or obtained), (c) do not violate any provision of law applicable to Purchaser, or the articles of incorporation or by-laws of Purchaser, and (d) do not, with or without the giving of notice or the passage of time, conflict with or result in a breach or termination of any provision of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of Purchaser pursuant to, any mortgage, deed of trust, indenture or other material agreement or instrument, or any law or other restriction of any kind or character, to which Purchaser is a party or by which Purchaser or any of its assets may be bound. This Agreement has been duly executed and delivered by Purchaser and is a valid and binding obligation of Purchaser.

     5.3. BROKERS AND FINDERS. Except for the engagement of Keefe, Bruette & Woods, as to whose fees Purchaser exclusively will be responsible, Purchaser has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Purchaser, in connection with this Agreement or the transactions contemplated hereby.

     5.4. LITIGATION. Except as set forth in the attached Schedule 5.4, there is no action, suit, arbitration or other proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser which seeks to prevent or impair the consummation of the transactions contemplated hereby.

     5.5. FINANCIAL STATEMENTS. The balance sheets of Purchaser as of December 31, 1993, 1992 and 1991 and the related statements of operations, stockholder's equity and cash flows for the years then ended, including the notes thereto, audited by independent certified public accountants as reflected therein (collectively, the "Purchaser Financial Statements"), true and complete copies of such financial statements having been previously delivered to Seller (designated for purposes of this Agreement as Schedule 5.5(a)), present fairly, in all material respects, the financial position of Purchaser at December 31, 1993, 1992 and 1991 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles (except as otherwise reported in the notes thereto). The balance sheets of Purchaser as of June 30, 1994 and the related statement of income for the six month period ended June 30, 1994, true and complete copies of all such financial statements having been previously delivered to Seller (designated for purposes of this Agreement as Schedule 5.5(b)), present fairly, in all material respects, the financial position of Purchaser at June 30, 1994 and the results of its operations for the six month period ended June 30, 1994.

     5.6. ABSENCE OF CERTAIN CHANGES. Except as set forth in the attached
Schedule 5.6 or as otherwise contemplated by this Agreement, since December 31, 1993 there has not been any material adverse change in the condition (financial or otherwise), results of operations, assets, properties, business, operations or prospects of Purchaser that would prevent the consummation of the transactions contemplated by this Agreement.

     5.7. COMPLIANCE WITH APPLICABLE LAW. Purchaser is, in the conduct of its business, in material compliance with all laws, statutes, ordinances and regulations applicable to it, the enforcement of which, if it were not in material compliance, would prevent the consummation of the transactions contemplated by this Agreement.

     5.8. PUBLIC FILINGS. None of the disclosures relating to or regarding Purchaser set forth in the Annual Report of Republic Bancorp Inc. ("Bancorp") for the year ended December 31, 1993, the Annual Report on Form 10-K of Bancorp for the year ended December 31, 1993, and the Quarterly Report on Form 10-Q of Bancorp for the quarterly period ended June 30, 1994 contain any untrue statement of a material fact or omits to state any material fact required to make the disclosures therein not misleading in any material respect.

     5.9. PERMITS, AUTHORIZATIONS, ETC. Purchaser possesses or will possess, and is current and in good standing under, all approvals, authorizations, consents, licenses, orders and other permits of FNMA, FHLMC, and all other Governmental Authorities required to permit the operation of the business of the Mortgage Banking Division as will be conducted except as set forth in the attached Schedule 5.9.


                                  ARTICLE 6.

                      COVENANTS OF SELLER AND PURCHASER

     6.1. CONDUCT OF BUSINESS. Between the date of this Agreement and the Closing Date, unless Purchaser otherwise agrees in writing or as otherwise contemplated by this Agreement, Seller will:

          (a) not enter into any transaction or make any agreement or commitment that would result in any of the representations or warranties of Seller contained in this Agreement not being true and correct in all material respects at and as of the time immediately after the occurrence of the transaction or event or the entering into of such agreement or commitment;

          (b) not purchase or acquire any fixed asset with a purchase price or value in excess of $5,000, except as described in the attached Exhibit 6.1(b);

          (c) not redeem or declare any dividends or make any distributions with respect to its capital stock;

          (d) use commercially reasonable efforts to (i) preserve its business organization intact in all material respects, (ii) preserve generally the goodwill of those persons and entities with whom Seller has business relationships, and (iii) obtain all consents and approvals required to permit it to complete the transactions contemplated herein;

          (e) not enter into any transaction or make any agreement or commitment that would require Seller to provide servicing that is materially different from the servicing currently provided pursuant to the terms of the Servicing Agreements;

          (f) not originate or otherwise acquire any mortgage loan or loan commitment except in the usual and ordinary course of business of Seller consistent with its past practices;

          (g) not sell, transfer, assign, encumber or otherwise dispose of any servicing rights relating to Serviced Loans, or solicit, negotiate or otherwise entertain any proposals related thereto, or amend or terminate any Servicing Agreement, or sell, transfer, assign, encumber or otherwise dispose of any other assets of Seller of the type contemplated by this Agreement to be Purchased Assets, or solicit, negotiate or otherwise entertain any proposals related thereto, except (i) sales in the usual and ordinary course of business of Seller consistent with its past practices, and (ii) as described in Exhibit 6.1(g);

          (h) not increase the compensation payable to any employee of Seller, or make any material change in the compensation policies applicable to employees of Seller, other than pursuant to a contractual obligation disclosed in Exhibit 6.1(h);

          (i) immediately inform Purchaser if, at any time prior to the Closing, (i) any representation or warranty of Seller set forth in this Agreement ceases to be true and correct in all material respects, or (ii) Seller receives from any Agency or Governmental Authority any correspondence or communication relating to an examination, report, inquiry or investigation of Seller;

          (j) promptly furnish to Purchaser copies of any and all consents, communications, letters, reports, applications, notices or other documents submitted to or received from any Agency or Private Investor in connection with the transactions contemplated by this Agreement;

          (k) use commercially reasonable efforts to maintain substantially the same insurance coverage as that currently maintained by Seller with respect to the assets and operations of Seller; and

          (l) pay, perform and satisfy all obligations of Seller under the Assumed Leases, Assumed Agreements and the Servicing Agreements required to have been paid, performed or satisfied prior to the Cut-off Date.

     6.2. CONDUCT OF PURCHASER. Between the date of this Agreement and the Closing Date, unless Seller otherwise agrees in writing or as otherwise contemplated by this Agreement, Purchaser will:

          (a) not enter into any transaction or make any agreement or commitment, and use commercially reasonable efforts not to permit any event to occur, that would result in any of the representations or warranties of Purchaser contained in this Agreement not being true and correct in all material respects at and as of the time immediately after the occurrence of the transaction or event or the entering into of such agreement or commitment;

          (b) use commercially reasonable efforts to obtain all consents and approvals required to permit it to complete the transactions contemplated herein;

          (c) immediately inform Seller if, at any time prior to the Closing,
(i) any representation or warranty of Purchaser set forth in this Agreement ceases to be true and correct in all material respects, or (ii) Purchaser receives from any Agency or Governmental Authority any correspondence or communication relating to an examination, report, inquiry or investigation of Purchaser; and

          (d) promptly furnish to Seller copies of any and all consents, communications, letters, reports, applications, notices or other documents submitted to or received from any Agency or Private Investor in connection with the transactions contemplated by this Agreement.

     6.3. ACCESS TO INFORMATION BEFORE CLOSING. Prior to the Closing Date, Purchaser may cause its employees and representatives or other persons at Purchaser's request to make such reasonable investigation with respect to Seller and the Purchased Assets as Purchaser deems necessary or advisable. Prior to the Closing Date, Seller will permit Purchaser's agents and representatives or such other persons to have access to the premises and the books and records of Seller upon reasonable notice and during normal business hours, and Seller will furnish such data and other information with respect to Seller and the Purchased Assets as Purchaser may from time to time reasonably request, Seller will permit Purchaser's agents and representatives to consult with Seller's employees regarding the operations of Seller, provided that such access does not unreasonably interfere with the normal operations or customer or employee relations of Seller and provided further that each such other person executes a confidentiality agreement with Seller, in form and substance reasonably satisfactory to Seller, prior to any such access. Seller will provide reasonable facilities for the use of such agents and representatives of Purchaser at Seller's principal place of business.

     6.4. FURTHER ASSURANCES. Seller and Purchaser will each use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, or appropriate under applicable laws and regulations to consummate and make effective the transfer and sale of the Purchased Assets and the assumption of the Assumed Obligations as contemplated by this Agreement. From time to time after the Closing Date, Seller and Purchaser will, at their own expense (except as otherwise provided by this Agreement), execute and deliver to each other such documents as may reasonably be required to consummate and perfect the transactions provided for in this Agreement. In the event that Purchaser is obligated (i) to report the consummation of the transactions under the Securities Exchange Act of 1934, as amended, on a Current Report on Form 8-K (the "Report") and (ii) to include in the Report financial statements with respect to the assets and businesses acquired pursuant to this Agreement, then Seller shall (x) cause the financial statements required to be included in the Report to be timely prepared, and, if necessary, audited, and delivered to Purchaser for inclusion in the Report, and (y) in the event such financial statements are audited, cause such auditors to issue their consent to the inclusion of their audit report in the Report. The cost and expense of any such audit in excess of amounts accrued as expense by Seller for such purpose shall be paid by Seller if Seller is obligated to procure such an audit for its own disclosure purposes, otherwise the cost and expense of such audit shall be paid by Purchaser. Each of the parties hereto will use commercially reasonable efforts to obtain the authorizations, waivers and consents of all persons, entities and Governmental Authorities necessary to consummate such transactions.

     6.5. EMPLOYEE MATTERS. (a) The employment of all the employees of Seller will terminate effective as of the close of business on the business day immediately preceding the Closing Date. Effective as of the Closing Date, Purchaser, in its discretion, will offer to employ, on an "at will" basis, in such positions and at such rates of pay as Purchaser deems appropriate, such employees of Seller as Purchaser deems appropriate. Such employees who accept such offer and become employed by Purchaser are referred to herein as the "Retained Employees." Nothing in this Agreement shall obligate Purchaser to offer employment to any employee of Seller other than Joseph A. Cilento and Kathleen Quinn, and nothing in this Agreement will prevent Purchaser from modifying, altering or terminating any of the existing terms and conditions of employment of the Retained Employees. Purchaser will treat the Retained Employees as newly hired employees and, except as otherwise required by applicable law, the Retained Employees will receive no credit under Purchaser's employee benefit plans for their period of employment with Seller or for any other employment prior to the Closing Date.

          (b) Effective as of the close of business on the business day immediately preceding the Closing Date, the Retained Employees will cease participation in the Employee Plans of Seller. Effective as of the Closing Date, Purchaser will cause each Retained Employee who accepts employment with Purchaser and who is a covered employee under a group health plan of Seller (and their dependents, if any) to be covered under a group health plan (or plans) maintained by Purchaser, subject to Purchaser's standard eligibility requirements for new hires. Such plan or plans will not contain any exclusion or limitation with respect to any preexisting conditions of such Retained Employees (or their dependents). If any such Retained Employees elects COBRA continuation coverage, but only during the time that such employee is fulfilling the eligibility requirements to participate in Purchaser's group health plan. Purchaser will assist Seller in the administration of COBRA and similar administrative Post-Closing responsibilities.

          (c) Purchaser will not assume and will have no obligation with respect to any Employee Plan. Purchaser will not assume any other liability relating to the employees of the Seller where the liability relates to events occurring at any time prior to the Closing Date, whether or not a claim is actually asserted prior to such date.

          (d) The named parties to this Agreement will have the sole right to enforce the performance of the provisions of this Section 6.5, and no person or entity will have any claim, right, title or interest by virtue of this
Section 6.5.

     6.6. INVESTOR APPROVALS. Seller will be responsible for obtaining all necessary Agency Approvals as Purchaser may request. Seller will promptly prepare and submit all documentation necessary to obtain the consents of the Agencies to the transfer to Purchaser of the Servicing Agreements involving the Agencies and will seek Agency Approvals diligently and in good faith. Seller will diligently seek Private Investor Consents in connection with the Servicing Agreements with Private Investors. Purchaser will cooperate with Seller in connection with obtaining all Agency Approvals and Private Investor Consents and will timely execute and deliver to Seller all documentation, on standard forms to the extent possible, reasonably necessary to obtain the Agency Approvals and Private Investor Consents. Seller will pay any required transfer fees payable in connection with the transactions contemplated by this Agreement.

     6.7. ASSIGNMENTS. On or prior to the Closing Date, Seller will (a) complete the preparation of assignments to Purchaser, by appropriate endorsements and assignments of all Seller's right, title and interest in and to the applicable pools, participation certificates, notes and Mortgages related to the Serviced Loans as required by the appropriate Investors and (b) complete the preparation of assignments of the Serviced loans from Purchaser to the applicable Investors. Upon request by Seller, Purchaser will review the forms of assignment to be used by Seller; provided that Seller will be solely responsible for preparing assignments that fulfill all applicable investor requirements. Within five Business Days following the Closing Date, Purchaser will at its expense, (i) cause the assignments of Seller's right, title and interest to the pools, notes and Mortgages related to the Serviced Loans to be recorded in the appropriate jurisdictions, (ii) deliver to Seller copies of the assignments of the Serviced loans from Seller to Purchaser, along with a certification from an officer of Purchaser that each assignment has been submitted for recording, and (iii) deliver to Seller the assignments of the Serviced Loans from Purchaser to the applicable Investors. In addition, Seller will deliver to Purchaser such other appropriately executed and authenticated instruments of sale, assignment, transfer and conveyance, including limited powers of attorney, as Purchaser or its counsel shall reasonably request to accomplish the transfer to Purchaser of all Seller's right related to the Servicing Agreements (for example, Seller's rights with respect to bankruptcies and insurance/guarantee claims) and to facilitate the servicing of the Serviced Loans by Purchaser. Such instruments provided by Seller will be satisfactory in form to Purchaser and its counsel.

     6.8. CHANGE OF NAME. Seller will take all action necessary to amend its articles of incorporation to change its name to one bearing no resemblance to "Home Funding, Inc." and will execute and deliver to Purchaser at the Closing executed articles of amendment and resolutions relating thereto.

     6.9. NOTICE TO MORTGAGORS. If Purchaser advises Seller that servicing is to be transferred, Seller will mail to the mortgagor of each Mortgage Loan no later than 15 days prior to the Closing Date a letter (in form reasonably acceptable to Purchaser) advising the mortgagor of the transfer of servicing of the Mortgage loan to Purchaser.

     6.10. NOTICE TO MORTGAGE INSURERS. If Purchaser advises Seller that servicing is to be transferred, Seller will, prior to the Closing Date, obtain the written consent of any private mortgage insurance companies which have the contractual right to approve transfer of the Servicing Agreements. In addition, Seller will notify all relevant private mortgage insurance companies no later than five Business Days prior to the Closing Date (or such other date as may be agreed to by the parties) by certified mail, return receipt requested, that all insurance premium billings for the Serviced Loans must thereafter be sent to Purchaser. Seller will provide Purchaser with copies of the certified receipts.

     6.11. NOTICE TO INSURANCE COMPANIES. If Purchaser advises Seller that servicing is to be transferred, no later than five days before the Closing Date (or such other date as may be agreed to by the parties), Seller will transmit to the applicable insurance companies or agents notification of the assignment of the Servicing Agreements to Purchaser and instructions to deliver all notices and insurance statements to Purchaser from and after the Closing Date.

     6.12. RELEASE OF LIENS. At or prior to the Closing, Seller will obtain the release of any lien on Seller's rights relating to Servicing Agreements excepting liens set forth in the attached Exhibit 6.12.

     6.13. TAX SERVICE AND DOCUMENT CUSTODIAN. If Purchaser so elects it may, on Seller's behalf, (a) cause the tax servicing for the Serviced Loans to be transferred to the entity designated by Purchaser and (b) cause Seller's document custodian to deliver to Purchaser's document custodian a complete custodial file for each Serviced Loan. Each such custodial file will include all documents required by the applicable investor. Purchaser will pay all termination fees, transfer expenses and recertification costs relating to the transfers and deliveries described in this Section 6.13.

     6.14. INSURANCE PREMIUMS; PROPERTY TAXES. Prior to the Closing Date, Seller will deliver to Purchaser a list of all insurance premiums and property tax payments regarding the Purchased Assets due or proposed within 10 Business Days after the Closing Date.

     6.15. REMITTANCES TO INVESTORS. On or before the Closing Date, Seller will pay to each Investor all collections theretofore received by Seller with respect to Serviced Loans and other amounts required by the applicable Servicing Agreement to be paid to such Investor. Purchaser will pay all amounts due to Investors pursuant to the Servicing Agreements with respect to collections received by Purchaser after the Closing Date.

     6.16. ACCESS TO INFORMATION AFTER CLOSING. After the Closing Date, Purchaser will permit Seller, Seller's major stockholders and agents and representatives of each to have access to the premises and the books and records of Purchaser pertaining to Seller, the Purchased Assets, the Assumed Obligations, the Retained Obligations and the transactions contemplated by this Agreement, and Seller will permit Purchaser's agents and representatives to have access to the premises and the books and records of Seller pertaining to Seller, the Purchased Assets, the Assumed Obligations, the Retained Obligations and the transactions contemplated by this Agreement, upon reasonable notice and during normal business hours, and Purchaser or Seller will furnish such data and other information with respect thereto as Seller or Purchaser, as the case may be, may from time to time reasonably request, for general business purposes and for the purpose of reviewing the accuracy of Seller's and Purchaser's preparation of tax returns, financial statements and other required reports relating to the Purchased Assets and Seller's prior ownership thereof; provided, however, that such access shall not unreasonably interfere with Seller's or Purchaser's normal operations or its customer or employee relations.

     6.17. NON-SOLICITATION. Seller will not, and will not permit its subsidiaries, affiliates or successors-in-interest (other than

Purchaser) to, (i) during the one year period following the Closing Date, solicit any employee of Seller who within 30 days after the Closing Date becomes an employee of Purchaser or its affiliates or subsidiaries to accept employment with Seller or its subsidiaries, affiliates, or successors-in-interest (other than Purchaser), (ii) during the three year period following the Closing Date, solicit directly and knowingly any borrower to refinance any Mortgage Loan for which an application or pre-qualification request was in the Pipeline on the Closing Date, except for general advertisements or solicitations, and (iii) use any customer list or business record of Seller to compete directly and knowingly with the Purchaser or its subsidiaries in the origination in the States of New York, Connecticut and Massachusetts of Mortgage Loans.

     6.18. BOOKS AND RECORDS. (a) Until the Closing Date, Seller, on behalf of Purchaser, shall keep books of account with respect to the Purchased Assets, the Assumed Obligations and the business conducted by Seller using the Purchased Assets and the Assumed Obligations. Such books of account shall be kept in accordance with generally accepted accounting principles and shall be transferred and delivered to Purchaser at the Closing.

          (b) From the Closing Date, Purchaser shall cause separate books of account to be kept with respect to the Purchased Assets, the Assumed Obligations and the business conducted by the Republic Mortgage Banking Operating in the States of New York, Connecticut and Massachusetts using the Purchased Assets and the Assumed Obligations in accordance with Exhibit 3.1(b).

          (c) During the period beginning on the Closing Date and ending on December 31, 1995, the books and records described in this Section 6.18 shall be kept in accordance with generally accepted accounting principles.

     6.19. CONSENTS AND APPROVALS. Purchaser will be responsible for obtaining, will promptly prepare and submit all documentation necessary to obtain, and will diligently, employing its best efforts and good faith, obtain
(a) the approval of each Governmental Authority having jurisdiction over the Purchaser or the Purchased Assets (including, without limitation, the approval of the Board of Governors of the Federal Reserve System and such licenses for the States of New York and Connecticut as are necessary) and (b) all consents necessary or required to consummate the transactions contemplated by this Agreement.


                                  ARTICLE 7.

                             CONDITIONS PRECEDENT

     7.1. PURCHASER'S CONDITIONS. The obligation of Purchaser to effect the transactions contemplated hereby are subject to the fulfillment of the conditions, which may be waived in writing by Purchaser, that (a) the representations and warranties of Seller herein shall have been and shall be true and correct in all material respects on the date of this Agreement and the Closing Date; (b) Seller shall have performed in all material respects all its obligations under this Agreement required to be performed at or prior to the Closing Date (including, without limitation, the delivery of the estoppel letters contemplated by Section 2.4(b)(i)(F) of this Agreement); (c) the consents and approvals specified in Schedules 4.2 and 5.2 to this Agreement (including, without limitation, the consents of National Westminster Bank USA and The Fishkill National Bank & Trust Company, the approval of the Board of Governors of the Federal Reserve System, and such licenses from the States of New York and Connecticut as are necessary to conduct the Republic Mortgage Banking Operation) shall have been received; (d) since June 1, 1994 until the Closing Date, there shall not have been any material adverse change in the condition (financial or otherwise), results of operations, assets, properties, business or operations of Seller or the Purchased Assets; (e) Purchaser shall have entered into employment agreements with each of Joseph A. Cilento and Kathleen Quinn; (f) the Sellers net worth on the Closing Date shall be equal to or greater than the Threshold Amount and in calculating Seller's net worth for this purpose (i) Seller's Mortgages held for sale shall be valued at cost or market, whichever is lower, and (ii) the effect of the purchase of Serviced Loans by Republic Bancorp Mortgage Inc. from Home Funding, Inc. under agreement dated July 22, 1994 (the "Service Purchase Contract") shall be disregarded; (g) Seller's Pipeline on the Closing Date shall be equal to or greater than $50,000,000; (h) Seller's Serviced Loans on the Closing Date shall be equal to or greater than $130,000,000 (less any Serviced Loans sold by Seller to Purchaser prior to the Closing Date); and (i) all consents of Investors necessary or appropriate to the transfer of all commitments to Purchaser shall have been received or such commitments shall have been exchanged for like kind commitments acceptable to Purchaser.

     7.2. SELLER'S CONDITIONS. The obligation of Seller to effect the transactions contemplated hereby are subject to the fulfillment of the conditions, which may be waived in writing by Seller, that (a) the representations and warranties of Purchaser herein shall have been true and correct in all material respects on the date of this Agreement and the Closing Date; (b) Purchaser shall have performed in all material respects all its obligations under this Agreement required to be performed at or prior to the Closing Date; (c) the Sellers net worth on the Closing Date shall be equal to or greater than the Threshold Amount and in calculating Seller's net worth for this purpose Seller's Mortgages held for sale shall be valued at cost or market, whichever is lower; (d) Seller's Pipeline on the Closing Date shall be equal to or greater than $50,000,000; (e) Seller's Serviced Loans on the Closing Date shall be equal to or greater than $130,000,000 (less any Serviced Loans sold by Seller to Purchaser prior to the Closing Date); (f) the consents and approvals specified in Schedules 4.2 and 5.2 to this Agreement (including, without limitation, the consents of National Westminster Bank USA and The Fishkill National Bank & Trust

Company, the approval of the Board of Governors of the Federal Reserve System and such licenses from the States of New York and Connecticut as necessary to conduct the Republic Mortgage Banking Operation) shall have been received; and
(g) all consents of Investors necessary to the transfer of all Purchase Commitments to Purchaser shall have been received or all such Purchase Commitments shall have been exchanged for like kind commitments acceptable to Seller.

     7.3. JOINT CONDITIONS. Neither Seller nor Purchaser will be obligated to effect the transactions contemplated hereby if on the Closing Date (a) Seller or Purchaser is subject to any order, decree, rule or regulation of any Governmental Authority that prevents, or delays to any material extent, the consummation of any of the transactions contemplated by this Agreement or that would impose any material limitation on Seller's ability to sell, or Purchaser's ability to acquire, all the Purchased Assets; and (b) Seller and Purchaser have not agreed to an allocation of the Purchase Price and completed
Exhibit 3.4 hereto as provided in Section 3.4 of this Agreement.


                                  ARTICLE 8.

                    ADDITIONAL UNDERTAKINGS AND AGREEMENTS

     8.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations, warranties, and covenants made by the parties in this Agreement will survive the Closing; provided that no claim may be made by any party under this Agreement, and no party will have any liability with respect to any such misrepresentation or breach of warranty or covenant under this Agreement, unless written notification of claim therefor is given by the party claiming misrepresentation or breach to the party alleged to have made such misrepresentation or caused such breach within six months after the Closing Date and suit thereon is commenced within three months after such written notification. No investigation or any right to investigate in favor of any party to this Agreement will in any manner limit, affect or impair the right and ability of such party to rely upon the representations, warranties and covenants of the parties set forth in this Agreement. No investigation or knowledge of any Retained Employee (including, without limitation, Joseph A. Cilento, Kathleen Quinn, and Theodore Tuttle) will in any manner limit, affect or impair the right and ability of Purchaser to rely upon the representations, warranties and covenants of the parties set forth in this Agreement.

     8.2. INDEMNIFICATION.

          (a) From and after the Closing, Seller will indemnify and hold harmless Purchaser from and against any and all claims, demands, losses, liabilities, damages and expenses (net of any tax benefit derived by Purchaser or any of its affiliates from the accrual or payment of such claim, demand, loss, liability, damage or expense), including amounts paid in settlement, reasonable costs of investigation and reasonable fees and disbursements of counsel, asserted against or suffered by Purchaser arising out of, or resulting from: (i) the material inaccuracy of any representation or warranty, or the breach of any covenant, by Seller contained herein; (ii) the termination of any employee of Seller, including any reasonable termination agreement that Seller may enter into with such employee where the termination occurs at or prior to the Closing and the termination agreement has been previously consented to by Purchaser; (iii) any liability arising out of or related in any manner to the failure of Seller to pay benefits or satisfy liabilities and obligations of any Employee Plan with respect to any employee of Seller; (iv) any liability relating to workers compensation claims of any employee of Seller; (v) any liability relating to severance, vacation and holiday pay claims of any employee of Seller; (vi) any liability resulting from unlawful discrimination, or wrongful termination of employment, on account of sex, race, age, color, national origin, handicap, marital status, height or weight, and any liability relating to payment of wages and benefits (or the failure to pay same); or
(vii) any liability, arising out of or related in any manner to the failure to pay benefits or satisfy liabilities and obligations of any employee pension plan maintained or contributed to by Seller. Purchaser will make no claim against Seller for indemnification under this Section 8.2 for a breach of a representation, warranty or covenant (other than a knowing and intentional breach) contained herein unless and until the aggregate amount of such claims exceeds $50,000 (the "Indemnification Threshold Amount"), in which event Purchaser may claim indemnification for the full amount of such claims, or any portion thereof, including the Indemnification Threshold Amount.

          (b) From and after the Closing, Purchaser will indemnify and hold harmless Seller from and against any and all claims, demands, losses, liabilities, damages and expenses (net of any tax benefit derived by Seller or any of its affiliates from the accrual or payment of such claim, demand, loss, liability, damage or expense), including the Assumed Obligations, amounts paid in settlement, reasonable costs of investigation and reasonable fees and disbursements of counsel, asserted against or suffered by Seller arising out of, or resulting from (i) the material inaccuracy of any representation or warranty, or the breach of any covenant, by Purchaser contained herein; (ii) any failure to discharge in accordance with the terms thereof related to facts arising out of or in connection with the Purchased Assets or the Assumed Liabilities after the Closing Date; (iii) the termination of any Retained Employee, including any termination agreement that Purchaser may enter into with such employee where the termination occurs after Closing; (iv) any liability relating to workers compensation claims of Retained Employees relating to employment with Purchaser after the Closing Date; (v) any liability relating to severance, vacation and holiday pay claims of Retained Employees relating to Purchaser after the Closing Date; (vi) any liability resulting from unlawful discrimination, or wrongful termination of employment, on account of the sex, race, age, color, national origin, handicap, marital status, height of weight of any Retained Employee, and any liability relating to payment of wages and benefits (or the failure to pay same) to any Retained Employee, in each instance where the act or omission giving rise to the liability occurred after the Closing or was taken at the behest of Purchaser after the Closing Date. Seller will make no claim against Purchaser for indemnification under this Section 8.2 for a breach of a representation, warranty or covenant (other than a knowing and intentional breach) contained herein unless and until the aggregate amount of such claims exceeds the Indemnification Threshold Amount, in which event Seller may claim indemnification for the full amount of such claims, or any portion thereof, including the Indemnification Threshold Amount.

          (c) The indemnification provided for in this Section 8.2 will be limited to claims asserted within the applicable time period set forth in
Section 8.1. Seller will have no liability or obligation in the aggregate under this Section 8.2 and under the Service Purchase Contract in excess of $2,500,000. Purchaser will have no liability or obligation in the aggregate under this Section 8.2 and under the Purchase Service Contract in excess of $2,500,000.

          (d) A party seeking indemnification (an "Indemnified Party") will promptly notify the party against whom indemnification is sought (an "Indemnifying Party") in writing of any claim for indemnification under this Agreement, specifying in reasonable detail the basis of such claim, the facts pertaining thereto and, if know, the amount, or an estimate of the amount, of the liability arising therefrom. The Indemnified Party will provide to the Indemnifying Party as promptly as practicable thereafter information and documentation reasonably requested by the Indemnifying Party to support and verify the claims asserted.

          (e) If the facts giving rise to a right to indemnification arise out of the claim of any third party, or if there is any claim against a third party, an Indemnifying Party may assume, and if it assumes it will control, the defense or the prosecution thereof, including the employment of counsel, at its cost and expense. An Indemnified Party will have the right to employ counsel separate from counsel employed by an Indemnifying Party in any such action and to participate therein, but the fees and expenses of such counsel employed by an Indemnified Party will be at its expense. Following an Indemnified Party's assumption of the defense or prosecution of any claim, the Indemnifying Party will have no further liability to the Indemnified Party for any legal or other expense in connection with such defense or prosecution as long as the Indemnifying Party maintains such defense or prosecution. The Indemnifying Party will be entitled to settle any claim for monetary damages if the Indemnifying Party will be fully responsible to the Indemnified Party for all amounts payable in settlement of the claims. An Indemnifying Party will not be liable for any settlement of any such claim effected without its prior written consent. Whether or not an Indemnifying Party chooses to so defend or prosecute such claim, the parties hereto will cooperate in the defense of prosecution thereof and will furnish such records, information and testimony, and attend at such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. An Indemnifying Party will be subrogated to all rights and remedies of an Indemnified Party.

          (f) This Section 8.2 sets forth the only responsibility of the parties hereto to indemnify one another against any claims or damages arising out of, or related to, this Agreement and the transactions contemplated by this Agreement.

          (g) Notwithstanding anything herein to the contrary, (i) if Seller notifies Purchaser in writing prior to the Closing Date of any inaccuracy in any representation or warranty of, or any breach of any covenant by, Seller and Purchaser nonetheless proceeds with the Closing, Seller will have no liability to Purchaser for any such inaccuracy or breach, and (ii) if Purchaser notifies Seller in writing prior to the Closing Date of any inaccuracy in any representation or warranty of, or any breach of any covenant by, Purchaser and Seller nonetheless proceeds with the Closing, Purchaser will have no liability to Seller for any such inaccuracy or breach; provided, however, that the provisions of this paragraph (g) will not apply with respect to (x) any matter of which the party giving notice had knowledge prior to the execution hereof and (y) any matter resulting from a knowing and intentional breach of this Agreement.

          (h) To the extent any party as an Indemnified Party receives any insurance proceeds from its insurance carrier as indemnification for any claim, loss, damage or liability, as between the parties hereto, the obligation of the Indemnifying Party to the Indemnified Party will be reduced by the amount of such insurance proceeds actually received by the Indemnified Party.

          (i) If any dispute with respect to this Agreement of whatever nature arises between the parties to this Agreement, the prevailing party, if any, in such dispute will be reimbursed for the reasonable fees and disbursements of its counsel in such dispute by the losing party, if any.


                                  ARTICLE 9.

                           MISCELLANEOUS PROVISIONS

     9.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

          (a) by written notice by Purchaser to Seller if at any time any of the conditions set forth in Section 7.1 (other than the condition set forth in Section 7.1(c)) becomes impossible to fulfill and Purchaser has not waived in writing the fulfillment of such condition;

          (b) by written notice by Seller to Purchaser if at any time any of the conditions set forth in Section 7.2 becomes impossible to fulfill and Seller has not waived in writing the fulfillment of such condition;

          (c) by mutual agreement of Seller and Purchaser; or

          (d) by Seller or Purchaser giving notice to such effect to the other if the Closing has not taken place by December 31, 1994 for any reason other than the breach by the party giving such notice of its obligations, representations or warranties under this Agreement; provided, however, that failure of Purchaser to receive approval of each Governmental Authority having jurisdiction over the Purchaser or the Purchased Assets or the transactions contemplated by this Agreement shall not constitute such a breach so long as Purchaser is making reasonable and diligent efforts to obtain such approval.

          In the event of termination of this Agreement pursuant to this
Section 9.1, the Agreement shall immediately become void and of no force or effect except (i) with respect to Section 9.7 and Section 9.8, and (ii) no party shall be relieved or released from any liabilities or damages arising out of the willful breach of this Agreement.

     9.2. ASSIGNMENT. Neither this Agreement nor any of the rights or obligations of any party hereunder may be assigned without the prior written consent of the parties hereto; provided, however, that Purchaser may assign this Agreement to any affiliate or subsidiary of Purchaser, but any such assignment will not relieve Purchaser of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns, but no other person will have any right, benefit or obligation hereunder.

     9.3. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing (including by facsimile telecopy), and unless otherwise expressly provided in this Agreement and shall be deemed to have been duly given or made when delivered by hand, or three business days after being deposited in the mail, postage prepaid, or, in the case of facsimile telecopy notice, when received, in each case addressed or at the telephone numbers or facsimile telecopy numbers set forth below or to such other address or facsimile telecopy number as may be hereafter notified by the respective parties to this Agreement:

                (a)   If to Seller, to:

                             Home Funding Inc.
                             1811 Route 52
                             Hopewell Junction, New York 12533
                             Attention:  Joseph A. Cilento
                             Telephone:  (914) 226-6000
                             Telecopy:   (914) 226-1887

                      and

                             Mr. John Montfort
                             c/o Montfort Bros. Inc.
                             P.O. Box 420, Elm Street
                             Fishkill, New York  12524
                             Telephone:  (914) 896-6225
                             Telecopy:   (914) 896-4456

                      with a copy to:

                             Golenbock, Eiseman, Assor & Bell
                             437 Madison Avenue
                             New York, New York  10022-7302
                             Attention:  A.C. Peskoe
                             Telephone:  (212) 907-7300
                             Telecopy:   (212) 754-0330

                      and

                             Wichler & Gobetz
                             400 Reila Avenue
                             Suffern, New York  10901
                             Attention:  R. Wichler
                             Telephone:  (914) 368-1710
                             Telecopy:   (914) 368-1470

                (b)   If to Purchaser, to:

                             Republic Bancorp Mortgage Inc.
                             1070 East Main Street
                             Owosso, Michigan 48867
                             Attention:  Dana M. Cluckey
                             Telephone:  (517) 725-7337
                             Telecopy:   (517) 723-8762

                      with a copy to:

                             Miller, Canfield, Paddock and Stone, P.L.C.
                             150 West Jefferson, Suite 2500
                             Detroit, Michigan  48226
                             Attention:  George E. Parker III, Esq.
                             Telephone:  (313) 963-6420
                             Telecopy:   (313) 496-8451




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     9.4. CHOICE OF LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of Michigan without giving effect to the principles of conflict of laws thereof.

     9.5. ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with the Schedules and Exhibits hereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the parties. No supplement, modification or waiver of this Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this agreement will constitute a waiver of any other provision hereof (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

     9.6. SEVERABILITY. Any term or provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms and provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. If any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation (the "challenged provision"), then all other terms and provisions, being severable, will remain in full force and effect in such circumstance or situation, and such challenged provision will remain valid and in effect in any other circumstances or situations.

     9.7. EXPENSES. Except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement will be paid by the party incurring such expenses. Purchaser will pay all expenses, filing fees and counsel fees in connection with the license applications and similar qualification processes. Any expenses paid by a party which are required to be borne by another party as provided in this Agreement will be reimbursed by such party to the party so paying the expense promptly after request by the paying party. This Section 9.7 will survive any termination of this Agreement.

     9.8. CONFIDENTIAL INFORMATION. Any and all non-public information regarding any party hereto or its businesses, properties and personnel or those of its subsidiaries (the "Confidential Information") which is derived or results from another party's access to the properties, books and records of such first party pursuant to the provisions of this Agreement or otherwise, whether obtained before or after the execution of this Agreement, will be held in strict confidence; and the parties hereto will exercise the same degree of care with respect thereto that they use to preserve and safeguard their own confidential proprietary information. Except as otherwise required by law, the



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Confidential Information will not directly or indirectly be divulged, disclosed or communicated to any other person or entity or used for any purposes other than those purposes expressly contemplated by this Agreement. In the event the transactions contemplated by this Agreement are not consummated for any reason, the confidentiality of the Confidential Information will be maintained (except to the extent that the Confidential Information is or becomes publicly available other than as a result of disclosure which is not permitted hereunder or has been or is acquired without obligation to maintain the confidentiality thereof), and all copies of all documents, work papers and other recorded material comprising the Confidential Information will immediately be returned to the party to which such information relates and will not thereafter be used for any purpose by the other party hereto or any subsidiary or affiliate thereof. Except as otherwise required by law in the reasonable opinion of its counsel, neither Purchaser nor Seller shall, or permit any of their respective affiliates to, issue or cause the issuance of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby, without the prior written consent of the other party (which consent shall not be unreasonably withheld). This Section 9.8 will survive any termination of this Agreement.

     9.9. COOPERATION. The parties hereto will cooperate with the other parties in carrying out the provisions of this Agreement and will execute and deliver, or cause to be executed and delivered, such governmental notifications and additional reasonable documents and instruments and do, or cause to be done, all reasonable things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated hereby.

     9.10. DELIVERY OF SCHEDULES. The schedules delivered to Purchaser as described in Article 4 will be deemed delivered only upon written acknowledgement by Purchaser of Purchaser's acceptance of each such schedule.

     9.11. MISCELLANEOUS. Until this Agreement is terminated, neither Seller nor any of its affiliates shall authorize or knowingly permit any agents or representatives of any of them to entertain, solicit, encourage, or participate in, directly or indirectly, negotiations with any person or entity, other than Purchaser, to acquire, directly or indirectly.



                    [THIS SPACE INTENTIONALLY LEFT BLANK]




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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers on the date first above written.

                                         MAYFLOWER MORTGAGE CORPORATION,
                                           a Michigan corporation doing
                                           business as "REPUBLIC BANCORP
                                           MORTGAGE INC."

                                         By: /s/ Richard H. Shaffner
                                             ----------------------------------
                                             Name:  Richard H. Shaffner
                                             Title: President and CEO


                                         HOME FUNDING INC., a New York
                                             corporation


                                         By: /s/ Joseph A. Cilento
                                             ----------------------------------
                                             Name:  Joseph A. Cilento
                                             Title:











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